FIFTH AMENDMENT TO LEASE
(Confirming letter of credit amount)

THIS FIFTH AMENDMENT TO LEASE (“Amendment”) is executed as of the 29th day of December, 2017, between 188 SPEAR STREET LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).

RECITALS

A.      Landlord and Tenant are parties to that certain lease, dated as of July 13, 2012, pursuant to which Tenant initially leased from Landlord certain premises located on the tenth (10th), eleventh (11th) and twelfth (12th) floors of the building located at 188 Spear Street, San Francisco, California (the “Building”). The lease was subsequently amended by (i) a First Amendment to Lease, dated as of August 28, 2012 (the “First Amendment”), pursuant to which the premises covered by the lease was increased by 128 rentable square feet of space and Tenant was given exclusive access (subject to specified exceptions) to the maintenance deck on the roof of the Building (the “Maintenance Deck”), (ii) a Second Amendment to Lease, dated as of March 12, 2013 (as corrected by a letter agreement dated April 24, 2014) (the “Second Amendment”) pursuant to which (x) all of the rentable area on the ninth (9th) floor of the Building (the “9th Floor Additional Premises”) was added to the lease, (y) the initial lease term was extended and (y) Landlord and Tenant confirmed certain rent amounts under the lease and Tenant’s repayment of the Additional Allowance under the lease, (iii) a Third Amendment to Lease, dated as of December 10, 2013, pursuant to which Tenant was granted the right to make certain installations on the Maintenance Deck, and (iv) a Fourth Amendment to Lease, dated as of November 1, 2017 (the “Fourth Amendment”) which, among other things, extended the term of the lease through July 31, 2027, and granted Tenant a further renewal option. The aforementioned lease, as so amended, is referred to hereinafter as the “Lease.” As of the date hereof, the premises under the Lease, excluding the Maintenance Deck (the “Premises”) consists of the following space in the Building:

Floor	Suite Number	Rentable Square Footage
9th	9000	18,363
10th	1000	18,363
11th	1100	18,363
12th	1200	18,302
	Total RSF: 73,391

B. As required by Paragraph 6.a. of the Lease (and as confirmed by Paragraph 6 of the Second Amendment) the original Letter of Credit held by Landlord under the Lease in the amount of $3,800,000.00 was increased to $5,068,057.00 as a result of the 9th Floor Additional Premises being added to the Premises. Pursuant to Paragraph 6.b. of the Lease, the amount of the Letter of Credit was subsequently reduced by $1,000,000.00 to $4,068,057.00 due to Tenant having satisfied the financial criteria for such reduction as set forth in Paragraph 6.b. of the Lease.

C. Paragraph 5 of the Fourth Amendment incorrectly states that the current amount of the Letter of Credit held by Landlord pursuant to Paragraph 6 of the Lease is $5,068,057.00.

D. Landlord and Tenant presently desire to amend the Lease to (i) reflect the correct amount of the Letter of Credit presently held by Landlord, and (ii) correct an incorrect date in the rent table set forth in Paragraph 3 of the Fourth Amendment, all as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1.     Confirmation Regarding Letter of Credit. The parties hereby confirm that the Letter of Credit presently held by Landlord under Paragraph 6 of the Lease is in the amount of Four Million Sixty Eight Thousand Fifty Seven Dollars ($4,068,057.00). The Letter of Credit shall remain in effect, in the aforementioned amount, through and including the July 31, 2027, Expiration Date of the Lease, and, if exercised, throughout the renewal period provided for in Paragraph 10 of the Fourth Amendment.
2.    Correction to Rent Table. Effective as of the date hereof, in the last line of the rent table set forth in Paragraph 3 of the Fourth Amendment, the date “11/1/25” is replaced with the date “11/1/26.”
3.     Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the State in California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person

(and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

4.     No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

5. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord: 188 SPEAR STREET LLC, a Delaware limited liability company By: /s/ Gregg Meyer Name: Gregg Meyer Title: Vice President	Tenant: NEW RELIC, INC., a Delaware corporation By: /s/ Angel Zhao Name: Angel Zhao Title: CAO

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